EXHIBIT 12.2


             CALCULATION OF RATIO OF EARNINGS TO FIXED CHARGES
                     SIX MONTHS ENDED JANUARY 31, 1997
                       (DOLLAR AMOUNTS IN THOUSANDS)


EARNINGS:

  Net income                       $38,168

  Interest expense                  12,946

  Other adjustments                    290
                                   -------
                                   $51,404
                                   =======

FIXED CHARGES:

  Interest expense                 $12,946

  Capitalized interest                 498

  Other adjustments                    161
                                   -------
                                   $13,605
                                   =======

RATIO OF EARNINGS TO FIXED CHARGES      3.8